Exhibit 10.2

EXECUTION VERSION

VOTING AND FIRST REFUSAL AGREEMENT

This VOTING AND FIRST REFUSAL AGREEMENT (the “Agreement”) is made and entered into as of January 9, 2019, by and among LifeLogger Technologies Corp., a Nevada corporation (the “Company”), Capital Park Opportunities Fund LP (“Capital Park”), SBI Investments LLC, 2014-1 (“SBI Investments”) and Old Main Capital, LLC (“Old Main Capital” and together with SBI Investments each, a “Series B Stockholder” and collectively, the “Series B Stockholders” and, together with the Company, the “Parties”). The Company’s Board of Directors is referred to herein as the “Board.”

RECITALS

WHEREAS, the Series B Stockholders hold in the aggregate all of the outstanding shares of Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), in the originally issued amounts set forth on Exhibit A attached hereto (as adjusted for stock splits, combinations or other similar recapitalization; and

WHEREAS, the Parties hereto wish to agree on certain matters as set forth in more detail herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreement to Vote. Each Series B Stockholder, as a holder of Series B Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series B Preferred Stock, to hold all of the shares of Series B Preferred Stock registered in its name and any other securities of the Company currently owned or subsequently acquired by such Series B Stockholder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such shares or other securities) (hereinafter collectively referred to as the “Shares”), subject to, and to vote such shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

2. Voting Provisions Relating to the Board.

2.1. Board Size. Each of the Series B Stockholders shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all Shares owned by such Series B Stockholder (or as to which such Series B Stockholder has voting power) to ensure that the size of the Board shall be set and remain at five (5) directors, unless otherwise agreed by the majority of the holders of the Company’s common stock, par value $0.001 per share (“Common Stock”).

2.2. Election of Directors.

2.2.1. In any election of directors of the Company to elect Directors, the Series B Stockholders shall vote as follows: to elect the Class B Directors, the Series B Stockholders shall each vote at any regular or special meeting of stockholders (or by written consent) all shares of Shares then owned by them (or as to which they then have voting power) to elect to the Board as Class B Directors each nominee to the Board put forth as a nominee of Capital Park (each such nominee, a “Capital Park Class B Director”).

2.2.2. In the absence of any nomination from the persons with the right to nominate a director as specified above, the director or directors previously nominated by such persons and then serving shall be reelected if still eligible to serve as provided herein.

2.3. Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the Articles of Incorporation and Bylaws, but with respect to any director nominated pursuant to Subsections 2.2.1 or Section 2.2.2 above, only upon the vote or written consent of the holders of a majority of the Class B Common Stock (as defined in the Certificate of Incorporation). Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 2.2 above shall be filled pursuant to the provisions of Section 2.

3. First Refusal Right.

3.1. Notice of Transfer. In the event any Series B Stockholder wishes to sell, assign or otherwise transfer its Shares (the “Offered Shares”), such Series B Stockholder (the “Transferor”) shall provide written notice (the “Transfer Notice”) to the Company. The Transfer Notice shall include (i) the purchase price and form of consideration proposed to be paid for the Offered Shares (which shall be no less than all of the Shares held by the Transferor), (ii) the name and address of the prospective transferee (the “Prospective Transferee”), and (iii) the other material terms and conditions upon which the proposed transfer is to be made, including the intended date of the proposed transfer.

3.2. Right of First Refusal. The Company shall have an option for a period of thirty (30) days from delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all (but not less than all) of the Offered Shares by notifying the Transferor in writing before expiration of such thirty (30) day period of its election to purchase the Offered Shares. If the Company gives the Transferor notice that it desires to purchase such shares, then payment for the Offered Shares shall be made by check or wire transfer against delivery of the Offered Shares to be purchased at a time and place agreed upon between the Transferor and the Company, which time shall be no later than sixty (60) days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing.

3.3. Conversion and Sale Upon Failure to Exercise Purchase Option. If the Company fails to purchase all of the Offered Shares by exercising the option granted in Section 3.3 within the period provided therein, then the Transferor shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable to the Prospective Transferee than) the terms and conditions set forth in the Transfer Notice; provided, that such sale shall be consummated within ninety (90) days after receipt of the Transfer Notice by the Company and, if such sale is not consummated within such ninety (90) day period, such sale (and any sale of the Shares) shall again become subject to the right of first refusal on the terms set forth in this Section 3.

4. Legend on Share Certificates. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AND FIRST REFUSAL AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AND FIRST REFUSAL AGREEMENT.”

5. No Liability for Election of Recommended Directors. Neither any Party to this Agreement, nor any officer, director, stockholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

6. Remedies.

6.1. Grant of Proxy and Power of Attorney; No Conflicting Agreements. Each Series B Stockholder hereby constitutes and appoints as the proxies of such Series B Stockholder, and hereby grants a power of attorney, to (a) the President of the Company and (b) a stockholder or other person designated by the Board, and each of them, with full power and substitution, with respect to the matters set forth herein, and hereby authorizes each of them to take any action necessary to give effect to the provisions contained in Sections 2 and 3 hereof. Each of the proxy and power of attorney granted in this Section 6.1 is given in consideration of the agreements and covenants of the Parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 6 is amended to remove such grant of proxy and power of attorney in accordance with Section 8.5 hereof. Each Series B Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Series B Stockholder’s Shares and shall not hereafter, until this Agreement terminates pursuant to its terms or this Section 6 is amended to remove this provision in accordance with Section 8.5 hereof, grant, or purport to grant, any other proxy or power of attorney with respect to such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or power of attorney or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth in this Agreement.

6.2. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable in any action instituted in any court of the United States or any state having subject matter jurisdiction, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.3. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

7. Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by Section 4 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 4 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 7, shall not affect the validity or enforcement of this Agreement.

8. Miscellaneous.

8.1. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 8.2).

8.3. Term. This Agreement shall terminate and be of no further force or effect upon the consummation of a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Articles of Incorporation (as may be amended).

8.4. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

8.5. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holder of a majority of the Common Stock. Notwithstanding the foregoing, any provision hereof may be waived by the waiving Party on such Party’s behalf, without the written consent of any other Party.

8.6. Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.

8.7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles thereof.

8.9. Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof, and supersedes all other agreements of the Parties relating to the subject matter hereof and thereof.

8.10. Counterparts. This Agreement may be executed and delivered by electronic or facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.

Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.12. Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

8.13. Aggregation. All Shares held or acquired by a stockholder and/or its affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

8.14. Dispute Resolution. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada, in each case located in Las Vegas, Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court having subject matter jurisdiction.

8.15. Series B Stockholder Acknowledgements. Each Series B Stockholder acknowledges that it: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of such Series B Stockholder’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Voting and First Refusal Agreement as of the date first above written.

LIFELOGGER TECHNOLOGIES CORP.

By:	/s/ Stewart Garner
Name:	Stewart Garner
Title:	President
Address: 11380 Prosperity Farms Road, Suite 221E, Palm Beach Gardens, Florida

CAPITAL PARK OPPORTUNITIES FUND LP

By: Capital Park Consolidated Holdings GP LLC, its general partner

By:	/s/ Eric C. Blue
Name:	Eric C. Blue
Title:	Authorized Signatory

Address: 1900 Pearl Street, Suite 1750, Dallas, Texas 75201

OLD MAIN CAPITAL, LLC

By:	/s/ Adam R. Long
Name:	Adam R. Long
Title:	President

Address: 411 Dorado Beach East, Dorado, PR 00646

SBI INVESTMENTS LLC, 2014-1

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Principal

Address: 107 Grand Street, 7th Floor, New York, NY 10013

Exhibit A

Series B Stockholder	Shares of Series B Preferred Stock

Old Main Capital, LLC	54,000

SBI Investments LLC, 2014-1	42,429